UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 7, 2006

CABLEVISION SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	No. 1-14764	No. 11-3415180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

CSC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	No. 1-9046	No. 11-2776686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1111 Stewart Avenue Bethpage, New York	11714
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 803-2300

N/A

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 8.01	Other Events

Compliance with Information Delivery Requirements

        On August 8, 2006, Cablevision Systems Corporation (the “Company”) and CSC Holdings, Inc. (“CSC”) filed a Current Report on Form 8-K disclosing that, as a result of a voluntary review, they had determined that the grant date and exercise price assigned to a number of their stock options and SAR grants during the 1997-2002 period did not correspond to the actual grant date and the closing price of the Company’s common stock on that day. The Company and CSC also indicated that they expected they would need to restate previously-issued financial statements and would be unable to file their Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 in a timely fashion.

        Certain provisions of debt instruments and credit agreements of the Company and its subsidiaries, CSC and Rainbow National Services LLC (“RNS”), require the delivery of financial and other information within certain time periods. RNS furnished the June 30, 2006 financial information required under its indentures and credit agreement on August 21, 2006 and is in compliance with all of its information delivery covenants.

         CSC Holdings, Inc. Credit Agreement

        On August 29, 2006, the lenders under CSC’s Credit Agreement, dated as of February 24, 2006, other than the Term B lenders, agreed to waive until September 22, 2006 any default resulting from the covenant noncompliance under the Credit Agreement due to the expected restatement so notice of default could not be given by such a lender until September 25, 2006 at the earliest and CSC would have 30 days from the date of any such notice to cure the default. CSC currently expects to deliver all required information under the Credit Agreement prior to the expiration of any applicable cure period; however, there can be no assurance that it will be able to do so.

        CSC did not obtain a waiver of the default resulting from the covenant noncompliance from the Term B lenders under the Credit Agreement and, on September 7, 2006, the bank serving as administrative agent under the Credit Agreement gave a notice of default to CSC with respect to such Term B covenant noncompliance. As a result, CSC will have 60 days (until November 6, 2006) to cure its noncompliance with the financial information covenant. CSC currently expects to deliver all required information under the Credit Agreement prior to the expiration of any applicable cure period; however, there can be no assurance that it will be able to do so. If CSC fails to cure such a default after the expiration of the applicable cure period, the administrative agent shall, at the request of, or may, with the consent of, the Required Lenders, exercise against CSC the remedies provided for in the Credit Agreement, including the right to accelerate the principal and interest on all outstanding loans under the Credit Agreement. The “Required Lenders” are defined as the lenders holding a majority of the outstanding loans under the Credit Agreement (including Term B loans) and unused revolving credit commitments.

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         Cablevision Systems Corporation and CSC Holdings, Inc. Indentures

        As a result of not filing their Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 by September 8, 2006, the Company and CSC are not in compliance with the information delivery and filing requirements under the indentures relating to their notes and debentures. Such noncompliance will become an event of default as to any series of notes or debentures if the Company or CSC, as the case may be, receives notice of such default from the trustee or the holders of at least 25% of the securities of that series and fails to cure the covenant breach within 60 days after receipt of the notice. If the Company or CSC, as the case may be, fails to cure the covenant breach after expiration of the cure period, the trustee or the holders of 25% of the securities of the series may seek to declare due and payable the principal and accrued interest on the securities of the series.

        The Company and CSC currently expect to satisfy the information delivery and filing requirements under the indentures prior to the expiration of any applicable cure period; however, there can be no assurance that they will be able to do so.

Pending Exchange Offer

                 CSC, due to the matters discussed above, announced on September 8, 2006 that it would further extend until October 10, 2006, at 5:00 P.M., New York City time, its offer to exchange up to $500 million aggregate principal amount of its 6-3/4% Senior Notes due 2012, which were initially issued and sold in a private placement in April 2004, for an equal aggregate amount of its registered 6-3/4% Senior Notes due 2012. Except for the extension of the expiration date, all of the other terms of the exchange offer remain as set forth in the exchange offer prospectus dated July 18, 2006.

Forward-Looking Statements

        This Form 8-K contains statements that constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking information with respect to the ability of Cablevision and CSC to satisfy covenant requirements within cure periods. Investors are cautioned that such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties and that actual developments and events may differ materially from the forward-looking statements as a result of various factors. Factors that may cause such differences to occur include developments in the preparation of restated financial statements or developments in the government investigations and the litigation relating to past practices in connection with grants of stock options and SARs.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABLEVISION SYSTEMS CORPORATION (Registrant)
By:	/s/ Michael P. Huseby

	Name: Title:	Michael P. Huseby Executive Vice President and Chief Financial Officer

Dated: September 8, 2006

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSC HOLDINGS, INC. (Registrant)
By:	/s/ Michael P. Huseby

	Name: Title:	Michael P. Huseby Executive Vice President and Chief Financial Officer

Dated: September 8, 2006

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